Exhibit 99.1

[Beazer Homes Logo]

PRESS RELEASE FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Earnings:
Fourth Quarter Diluted EPS of $4.18 Up 38%;
Fiscal 2003 Diluted EPS of $12.78 Up 19%
Board of Directors Declares
Quarterly Cash Dividend of $0.10 per share;
Company Also Announces Strengthened Brand and Strategic Growth Initiatives

ATLANTA, November 5, 2003—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter and year ended September 30, 2003, reporting record earnings. The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per common share. In addition, the Company also released information about its new branding initiative and provided details regarding strategic growth initiatives. Highlights of the quarter and year, compared to the same periods of the prior year, are as follows:

Quarter Ended September 30, 2003

  •
  Record diluted EPS: $4.18 (up 38% vs. $3.03 in prior year)

  •
  Record home closings: 5,014 (up 4%)

  •
  Record total revenues: $1.0 billion (up 15%)

  •
  Earnings before interest, taxes, depreciation and amortization (EBITDA): $115.4 million (up 37%)

  •
  EBITDA margin: 11.1% (up 180 basis points)

  •
  Record net income: $57.2 million (up 41%)

  •
  Record September quarter new orders: 3,862 (up 4%)

Year Ended September 30, 2003

  •
  Record diluted EPS: $12.78 (up 19% vs. $10.74 in prior year)

  •
  Record home closings: 15,409 (up 13%)

  •
  Record total revenues: $3.2 billion (up 20%)

  •
  Earnings before interest, taxes, depreciation and amortization (EBITDA): $354.2 million (up 39%)

  •
  EBITDA margin: 11.1% (up 150 basis points)

  •
  Record net income: $172.7 million (up 41%)

  •
  Record new orders: 16,316 (up 20%)

Record Year-End Backlog

  •
  Record year-end backlog: 7,426 homes (up 14%), sales value $1.6 billion (up 27%)

Record Earnings for September Quarter and Fiscal Year
"Beazer Homes ends the year with a strong finish, surpassing numerous milestones," said President and Chief Executive Officer Ian J. McCarthy. "For the first time we generated annual revenues in excess of $3 billion and the fourth quarter marked our first-ever $1 billion revenue quarter. This was accompanied by significant increases in earnings, illustrating our ongoing commitment to achieving profitable growth by leveraging our size, scale and geographic reach, as well as executing specific growth and profitability initiatives."

"Beazer Homes' year-end backlog now stands at 7,426 homes with a sales value of $1.6 billion, up 14% and 27%, respectively from the backlog homes and sales value at September 30, 2002. This sizable year-end backlog increase provides excellent visibility for another strong performance during fiscal 2004," added McCarthy.

Strong Financial Position; Profit Margin Expansion in Fiscal 2003
"We continued to strengthen Beazer Homes' financial position during fiscal 2003," said James O'Leary, Executive Vice President and Chief Financial Officer. "Interest coverage (EBITDA divided by interest incurred) increased from 5.0x to 5.4x, and at year-end, debt to total capitalization improved to 43% from 48% at September 30, 2002. Net debt to total capitalization now stands at 40%, including $73.4 million of cash on the balance sheet. Furthermore, we achieved significant profit margin improvement and expect recently introduced profit improvement initiatives to yield further increases to our margins in the future."

During the fourth quarter and fiscal 2003, the Company increased its EBITDA margin by 180 and 150 basis points, respectively. This improvement reflects strong industry fundamentals and greater emphasis on more focused profit improvement initiatives. These gains were achieved despite higher warranty expenses associated with construction defect claims from water intrusion in the Midwest and inventory write-downs in the Southeast.

Board of Directors Declares Quarterly Dividend
The Company also announced its intention to begin paying a quarterly cash dividend. The Board of Directors on November 4, 2003 declared an initial quarterly cash dividend of $0.10 per common share payable December 22, 2003 to shareholders of record at the close of business on December 10, 2003. "The decision by the Board to institute a quarterly dividend reflects its continued confidence in the Company's prospects for the future to both invest in the Company's growth and to allocate capital to dividends for our shareholders," said McCarthy.

Branding and Strategic Growth Initiatives
The Company also announced a new branding initiative. "On October 15, Beazer Homes began rolling out a strengthened brand identity which is the result of more than two years of work aimed at building a unified consumer brand across all regions in which we operate," said McCarthy. "Beazer Homes becomes a more dynamic force when we present ourselves as one company with one name, one logo, one message and one purpose."

"This undertaking is about much more than a universal name and a new look," McCarthy continued. "The homebuilding industry continues to undergo change and rapid consolidation with large public builders poised to capitalize on sustainable competitive advantages." To benefit from these trends and achieve its growth potential, Beazer Homes will differentiate itself through qualities that lead to good recommendations, referrals to family and friends, and repeat purchases by loyal customers. "While our brand strategy has many components," said McCarthy, "the customer is the constant focus. A strengthened, national brand identity positions us to consistently address the needs of our customers across all of our markets."

"Beazer Homes has grown both organically and through acquisition, establishing one of the most diversified geographic footprints in the industry," added McCarthy. "Significant opportunity exists to build on the strengths Beazer Homes has established in terms of size, experience, capabilities and talent. Moving forward, we will focus on consistently achieving sustainable and profitable growth. We will accomplish this through strategic growth initiatives that leverage our national brand, capitalize on our broad geographic profile through focused product expansion and price-point diversification, as well as drive best practices to achieve optimal efficiencies. All of these efforts are designed to deliver maximum value to our customers, and in turn, to our shareholders."

Beazer Homes Targets EPS Growth of 10-15% in Fiscal 2004
"Our strong backlog coupled with our expectations of continued strength in the housing market provide us confidence in our future growth opportunities," said McCarthy. "We believe strong demographic trends combined with constraints on housing supply will continue to drive earnings growth for large public homebuilders, such as Beazer Homes. In addition, our strategic growth priorities, as outlined above, will place us in a strong position for continued success. As such, we expect to generate diluted earnings per share in the range of $14.00—$14.75 in fiscal 2004, representing approximately 10-15% growth over fiscal 2003."

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Notes
Forward-Looking Statements:
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2002.

Non-GAAP Financial Measures:
EBITDA is not a generally accepted accounting principle (GAAP) financial measure. EBITDA is calculated by adding to net income the provision for income tax, depreciation, amortization and interest. EBITDA should not be considered an alternative to net income determined in accordance with GAAP as an indicator of operating performance. Because some analysts and companies may not calculate EBITDA in the same manner as Beazer, the EBITDA information presented above may not be comparable to similar presentations by others. Beazer's management believes that EBITDA reflects the changes in the Company's operating results, particularly changes in the Company's net income, and believes it to be an effective measure of operating performance. A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is provided below:

	Quarter Ended September 30,
	2003	2002
Reconciliation of Net Income to EBITDA
Net Income	$57,164	$40,658
Add:
Income taxes	37,321	26,545
Interest	17,302	14,176
Depreciation and amortization	3,623	3,131

EBITDA	$115,410	$84,510

	Year Ended September 30,
	2003		2002
Reconciliation of Net Income to EBITDA
Net Income	$172,745		$122,634
Add:
Income taxes	112,784		79,425
Interest	55,451		43,001
Depreciation and amortization	13,220		9,453

EBITDA	$354,200		$254,513

Interest Incurred	$65,295		$51,171
Interest Coverage	5.4	x	5.0	x
Contact:	Leslie H. Kratcoski Director, Investor Relations (770)-829-3764 lkratcos@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
INCOME STATEMENT
Revenues	$1,039,923	$904,331	$3,177,408	$2,641,173
Costs and expenses:
Home construction and land sales	812,681	720,661	2,478,584	2,112,414
Interest	17,302	14,176	55,451	43,001
Selling, general and administrative expense	117,306	105,394	356,648	292,584
Expenses related to early retirement of debt	—	—	7,570	—

Operating income	92,634	64,100	279,155	193,174
Other income	1,851	3,103	6,374	8,885

Income before income taxes	94,485	67,203	285,529	202,059
Income taxes	37,321	26,545	112,784	79,425

Net income	$57,164	$40,658	$172,745	$122,634

Net income per common share:
Basic	$4.38	$3.21	$13.41	$11.64

Diluted	$4.18	$3.03	$12.78	$10.74

Weighted average shares outstanding, in thousands:
Basic	13,060	12,647	12,886	10,535
Diluted	13,679	13,407	13,514	11,415
Interest incurred	$15,677	$16,653	$65,295	$51,171
Depreciation and amortization	$3,623	$3,131	$13,220	$9,453

SELECTED BALANCE SHEET DATA

	September 30,
	2003	2002
Cash	$73,372	$124,989
Inventory	1,723,483	1,364,133
Total assets	2,212,034	1,892,847
Total debt	741,365	739,100
Shareholders' equity	993,695	799,515

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

OPERATING DATA

	Quarter Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
SELECTED OPERATING DATA
Closings:
Southeast region	1,770	1,719	5,160	4,575
West region	1,379	1,272	4,688	4,442
Central region	405	331	1,239	1,121
Mid-Atlantic region	449	324	1,238	1,412
Midwest region	1,011	1,193	3,084	2,053

Total closings	5,014	4,839	15,409	13,603

New orders, net of cancellations:
Southeast region	1,298	1,185	5,614	4,623
West region	1,452	1,175	5,142	4,669
Central region	268	327	1,128	1,244
Mid-Atlantic region	273	263	1,655	1,365
Midwest region	571	781	2,777	1,709

Total new orders	3,862	3,731	16,316	13,610

Backlog at end of period	7,426	6,519

Dollar value of backlog at end of period	$1,644,814	$1,293,290

Active subdivisions:
Southeast region	178	188
West region	97	73
Central region	39	34
Mid-Atlantic region	40	35
Midwest region	140	138

Total active subdivisions	494	468

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
SUPPLEMENTAL FINANCIAL DATA:
Revenues
Home sales	$1,007,416	$885,548	$3,097,021	$2,594,910
Land and lot sales	19,266	8,422	39,069	18,051
Mortgage origination revenue	16,801	14,689	57,152	41,006
Intercompany elimination—mortgage	(3,560)	(4,328)	(15,834)	(12,794)

Total revenues	$1,039,923	$904,331	$3,177,408	$2,641,173

Cost of home construction and land sales
Home sales	$797,959	$717,347	$2,459,564	$2,109,756
Land and lot sales	18,282	7,642	34,854	15,452
Intercompany elimination—mortgage	(3,560)	(4,328)	(15,834)	(12,794)

Total costs of home construction and land sales	$812,681	$720,661	$2,478,584	$2,112,414

Selling, general and administrative
Homebuilding operations	$107,785	$97,316	$325,657	$269,655
Mortgage origination operations	9,521	8,078	30,991	22,929

Total selling, general and administrative	$117,306	$105,394	$356,648	$292,584